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                                                                      Exhibit 23

                         Consent of Independent Auditors

The Retirement Committee
Armstrong World Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 33-18997 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 15, 2004, with respect to the statements of net assets available for benefits of the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc. as of September 30, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended, which report is included herein.

Our report dated March 15, 2004 contains an emphasis paragraph that states that on December 6, 2000, Armstrong World Industries, Inc., the Plan's sponsor, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in order to use the court-supervised reorganization process to achieve a resolution of its asbestos liability.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 22, 2004

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